Exhibit 99.7

RED MOUNTAIN NOMINATES TWO HIGHLY-QUALIFIED INDIVIDUALS

FOR ELECTION TO THE BOARD OF DIRECTORS OF IROBOT

•	Delivers letter to iRobot reiterating need for Board refreshment and significant shareholder representation to address Company’s challenges with respect to cost management, capital allocation, returns on invested capital and corporate governance.

•	Red Mountain formally nominates Willem Mesdag and Lawrence Peiros for election at 2016 annual meeting of shareholders.

Los Angeles, CA, February 18, 2016 /Business Wire/ - Red Mountain Capital Partners LLC (“Red Mountain”), an investment management firm owning 6.1% of the outstanding shares of iRobot Corporation (“iRobot” or the “Company”) (Nasdaq: IRBT), announced today that it has formally nominated two highly-qualified individuals — Willem Mesdag and Lawrence Peiros — for election to the Board of Directors of the Company (the “Board”) at the upcoming 2016 annual meeting of shareholders. Red Mountain also delivered a letter to the Board reiterating its concerns with the Company’s returns on invested capital and corporate governance and the valuable experience its director nominees will bring to the Board to help address these concerns if elected at the annual meeting.

The full letter to the Board may be found here www.iRobotproxycontest.com.

“iRobot’s share price has underperformed the NASDAQ index by over 65% over the past five years and by over 100% since the Company’s IPO ten years ago. Recent measures adopted by the Board with respect to the sale of the Defense & Security business, a de-emphasis of the Remote Presence business and an expanded share repurchase program are steps in the right direction but, in the absence of significant margin improvements and the immediate return of excess capital to shareholders, do little to improve the Company’s return on invested capital. iRobot’s challenges with respect to cost management, capital allocation, returns on invested capital and corporate governance will be best addressed through board refreshment that reflects significant shareholder representation,” said Willem Mesdag, Managing Partner of Red Mountain.

Red Mountain’s proposed nominees are well qualified to help the Board address the challenges that iRobot faces. Their presence in the boardroom will ensure that shareholders have experienced advocates for their interests.

Willem Mesdag is a former partner of Goldman, Sachs & Co. in its investment banking division and has served on seven public company boards. His extensive advisory and public company board experience has prepared him to work constructively and collaboratively with the other members of the Board to maximize shareholder value.

Lawrence Peiros is a seasoned business leader with over 30 years of experience in the consumer packaged goods industry. Most recently, Mr. Peiros served as Chief Operating Officer and Executive Vice President of The Clorox Company, one of the most successful consumer products companies in the world. In addition, he has spent multiple years on three public company boards. Mr. Peiros will bring valuable experience to the Board in building global consumer brands, managing multi-national businesses, allocating capital and public company governance.

About Red Mountain Capital Partners LLC

Red Mountain was established in January 2005 by Willem Mesdag, a former partner at Goldman, Sachs & Co., to invest primarily in undervalued small cap companies and to enhance and realize shareholder value through active ownership. Red Mountain’s approach to such investments is to actively engage with management teams and boards of directors in a constructive manner to unlock value for the benefit of all shareholders. Red Mountain partners have extensive experience and a successful track record of enhancing value at portfolio companies through a combination of refocusing strategy, improving operational execution, more efficiently allocating capital and upgrading corporate governance, and currently serve on the boards of five public companies in which Red Mountain’s managed funds have substantial ownership stakes.

Investor Contact:

D.F. KING & CO.

Richard Grubaugh, 212-493-6950

rgrubaugh@dfking.com

or visit www.irobotproxycontest.com

Media Contact:

Bayfield Strategy, Inc.

Riyaz Lalani, 416-907-9365

rlalani@bayfieldstrategy.com

SOURCE: Red Mountain Capital Partners LLC

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Red Mountain Partners, L.P., together with the other participants named herein (collectively, “Red Mountain”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of two highly-qualified director nominees at the 2016 annual meeting of Shareholders of iRobot Corporation, a Delaware corporation (the “Company”).

RED MOUNTAIN STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, D.F. KING & CO., INC., AT ITS TOLL-FREE NUMBER (866) 796-1271.

The participants in the proxy solicitation are Red Mountain Partners, L.P. (“RMP”), RMCP GP LLC (“RMCP GP”), Red Mountain Capital Partners LLC (“RMCP LLC”), Red Mountain Capital Management, Inc. (“RMCM”), Willem Mesdag and Lawrence S. Peiros.

As of the date hereof, RMP directly owns 1,782,500 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”). RMCP GP, as the general partner of RMP, may be deemed to beneficially own the 1,782,500 shares of Common Stock directly owned by RMP. RMCP LLC, as the managing member of RMCP GP, may be deemed to beneficially own the 1,782,500 shares of Common Stock directly owned by RMP. RMCM, as the managing member of RMCP LLC, may be deemed to beneficially own the 1,782,500 shares of Common Stock directly owned by RMP. Mr. Mesdag, as an executive officer and Managing Partner of RMCP LLC and the president, sole executive officer, sole director and sole shareholder of RMCM, may be deemed to beneficially own the 1,782,500 shares of Common Stock directly owned by RMP. As of the date hereof, Mr. Peiros directly owns 1,000 shares of Common Stock.